July 24, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 18, 2006, which will be filed by our former client, Galaxy Nutritional Foods, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP